Exhibit 99.3

[Logo of Premcor Here]

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.

1700 East Putnam

Suite 500

Old Greenwich, CT 06870

203-698-7500

203-698-7925 fax

PREMCOR COMPLETES PRG SENIOR NOTES OFFERING

OLD GREENWICH, Connecticut, June 10, 2003 – Premcor Inc. (NYSE: PCO) announced today that its wholly-owned subsidiary, The Premcor Refining Group Inc. (“PRG”), has completed its offering of $300 million in 7.5% Senior Notes due 2015. The Senior Notes were sold at par. PRG intends to use the net proceeds of approximately $295 million for capital expenditures, including an expansion of its Port Arthur, Texas refinery, for acquisitions, and for working capital and general corporate purposes.

Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “We are very pleased at the reception our offering received in the market last week, and at the continuing investor confidence in our growth strategy that it implies. Our Port Arthur expansion project promises strong returns upon its completion in late 2005, and in the meantime we continue to examine various acquisition opportunities to further grow the company and its earnings and cash flow. We maintain rigorous discipline on the acquisition front, and continue to view equity as an important component of any sizable growth financing in the future.”

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Contact:

Premcor Inc.

Joe Watson, (203) 698-7510 (Media/Investors)

Karen Davis, (314) 854-1424 (Investors)

Michael Taylor, (314) 719-2304 (Investors)